Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Astera Labs, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	8,509,275(2)	$184.82(3)	$1,572,684,205.50	0.0001381	$217,187.69
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,701,861(4)	$157.10(5)	$267,362,363.10	0.0001381	$36,922.74
Total Offering Amounts					$1,840,046,568.60		$254,110.43
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$254,110.43

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable under the Astera Labs, Inc. 2024 Stock Option and Incentive Plan (“2024 Plan”) and the Astera Labs, Inc. 2024 Employee Stock Purchase Plan (“2024 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of Common Stock.
(2) Represents an automatic annual increase equal to 5.0% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2024 Plan.
(3) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $184.82 per share, which is the average of the high and low prices of the Registrant’s Common Stock on April 28, 2026, as reported on the Nasdaq Global Select Market.
(4) Represents an automatic increase equal to 1.0% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2024 ESPP.
(5) Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $157.10 per share, which is the average of the high and low prices of the Registrant’s Common Stock on April 28, 2026, as reported on the Nasdaq Global Select Market, multiplied by 85%. Pursuant to the 2024 ESPP, the purchase price of Common Stock reserved for issuance thereunder will be 85% of the Fair Market Value (as defined in the 2024 ESPP) of the Common Stock on the Offering Date (as defined in the 2024 ESPP) or the Exercise Date (as defined in the 2024 ESPP), whichever is less.